FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces Second Quarter and Year-to-Date Results

PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	August 8, 2008

PMC Commercial Trust (AMEX: PCC) announced second quarter and year-to-date results today.

Second Quarter Results
Income from continuing operations decreased to $3,105,000 ($0.29 per share) during the three months ended June 30, 2008 from $3,387,000 ($0.32 per share) during the three months ended June 30, 2007. Significant changes when comparing the periods included:
•	a decrease in interest income of $679,000 and interest expense of $466,000 due primarily to decreases in variable interest rates;
•	a decrease in other income of $222,000 due primarily to decreased prepayment fees on our loans receivable; and
•	an increase in income from our retained interests in transferred assets of $200,000 primarily due to an increase in unanticipated prepayment fees.

For the three months ended June 30, 2008, net income decreased to $3,529,000, or $0.33 per share, compared to $4,169,000, or $0.39 per share, for the three months ended June 30, 2007. In addition to the changes described above, discontinued operations during the quarter ended June 30, 2008 included net gains on sales of real estate of $424,000 compared to net gains on sales of real estate of $1,252,000 offset by net losses of $470,000 during the quarter ended June 30, 2007.

Year-to-Date Results
Income from continuing operations decreased to $6,150,000 ($0.57 per share) during the six months ended June 30, 2008 from $6,385,000 ($0.59 per share) during the six months ended June 30, 2007. Significant changes when comparing the periods included:
•	a decrease in interest income of $969,000 and interest expense of $580,000 due primarily to decreases in variable interest rates;
•	a decrease in other income of $226,000 due primarily to decreased prepayment fee income on our loans receivable and premium income; and
•	an increase in income from our retained interests in transferred assets of $218,000 primarily due to an increase in unanticipated prepayment fees.

For the six months ended June 30, 2008, net income remained relatively constant at $6,912,000, or $0.64 per share, compared to $6,990,000, or $0.65 per share, for the six months ended June 30, 2007.

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2008

Financial Position
•
Total assets were approximately $236.9 million at June 30, 2008 compared to approximately $231.4 million at December 31, 2007 and approximately $240.0 million at June 30, 2007. This represents an increase of $5.5 million, or 2.4% from December 31, 2007, and a decrease of $3.1 million, or 1.3% from June 30, 2007.

•
Total serviced loan portfolio was approximately $298.4 million at June 30, 2008 compared to approximately $326.4 million at December 31, 2007 and approximately $367.5 million as of June 30, 2007. This represents a decrease of $28.0 million, or 8.6% from December 31, 2007, and a decrease of $69.1 million, or 18.8% from June 30, 2007.

•
Outstanding retained loan portfolio was approximately $193.5 million as of June 30, 2008 compared to approximately $166.4 million at December 31, 2007 and approximately $169.5 million as of June 30, 2007. This represents an increase of $27.1 million, or 16.3% from December 31, 2007, and an increase of $24.0 million, or 14.2% from June 30, 2007.

•
In accordance with generally accepted accounting principles, commencing in June 2008, we consolidated one of our special purpose entities. In addition, the structured notes payable of a qualified special purpose entity were repaid during June 2008. As a result, approximately $21.4 million of loans previously included within our securitized portfolio are now included in our retained portfolio.

Interest Rate Sensitivity
•	Approximately 78% of our loans receivable at June 30, 2008 were based on LIBOR or the prime rate.
•	The 90-day LIBOR, on which we base the interest rate we charge to our borrowers, decreased from 4.73% at January 1, 2008 to 2.79% at July 1, 2008 while the prime rate decreased from 7.25% to 5.00%.

Originations and Prepayments
•	During the first half of 2008, we funded approximately $28.1 million of loans.
•	We anticipate that 2008 aggregate loan fundings for the second half of 2008 will be approximately $10 million to $15 million.
•	Principal prepayments on our retained portfolio were $16.5 million during the first half of 2008 compared to $18.3 million during the first half of 2007.
•	Prepayments of our serviced portfolio were $48.4 million during the first half of 2008 compared to $42.4 million during the first half of 2007.
•	We believe that high levels of prepayment activity will continue during the remainder of 2008, however, the credit market disruptions may have a moderating effect.

Liquidity
•	Our conduit facility matured on May 2, 2008. We used our revolving credit facility to pay off the balance outstanding under the conduit facility (approximately $22.0 million).
•	We anticipate predominantly originating SBA 7(a) loans since the government guaranteed portion (approximately 75% to 85%) can be more easily leveraged in an active secondary market.
•	Our $45 million revolving credit facility, which matures December 31, 2009, had $22.6 million outstanding at June 30, 2008.

Dividends
•	A regular quarterly dividend on our common shares of beneficial interest of $0.20 per share was paid on April 7, 2008 to shareholders of record on March 31, 2008.
•	A regular quarterly dividend on our common shares of beneficial interest of $0.225 per share was paid on July 9, 2008 to shareholders of record on June 30, 2008.
•	We anticipate a continuation of the $0.225 per share quarterly dividend for the remainder of 2008. A special dividend may be declared at year-end, if deemed appropriate.

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2008

Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “We continue to operate successfully in a troubled economic environment. We have remained profitable through this economic downturn and challenging liquidity market. We continue to have solid earnings and our portfolio quality remains strong.

‘Loans originated during the first half of 2008 were approximately $28.1 million (up from $23.4 million in the first half of 2007) and included approximately $23.6 million of non-SBA 7(a) loans. Because of the liquidity crisis in capital markets, we are presently only committing to SBA 7(a) loans. Until we see an increased ability to obtain leverage or our prepayments provide additional liquidity, we will continue originating primarily SBA 7(a) loans.

‘At our last quarterly Board meeting, we increased our dividend to $0.225 per share and anticipate continuation at this level through the remainder of the year. If deemed appropriate, a special dividend may be declared at year-end.

‘We will continue with our attention to disciplined underwriting and overhead controls, and would like to thank our employees for their performance and shareholders for their continued support in this difficult economic environment.”

The following tables contain comparative selected financial data:

FINANCIAL POSITION INFORMATION
(In thousands)

	June 30,	December 31,	June 30,
	2008	2007	2007
Loans receivable, net	$193,004	$165,969	$169,020
Retained interests in transferred assets	$33,463	$48,616	$53,399
Total assets	$236,854	$231,420	$240,006
Debt	$68,862	$62,953	$68,093
Total beneficiaries' equity	$157,837	$156,354	$157,996
Shares outstanding	10,782	10,765	10,765

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2008

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Six Months Ended June 30,			Three Months Ended June 30,
	2008	2007	Inc (Dec) %	2008	2007	Inc (Dec) %
Income:
Interest income	$7,285	$8,254	(12%)	$3,519	$4,198	(16%)
Income from retained interests in transferred assets	4,196	3,978	5%	2,277	2,077	10%
Other income	1,155	1,381	(16%)	418	640	(35%)
Total income	12,636	13,613	(7%)	6,214	6,915	(10%)

Expenses:
Interest	2,165	2,745	(21%)	954	1,420	(33%)
Salaries and related benefits	2,591	2,381	9%	1,352	1,214	11%
General and administrative	1,123	1,296	(13%)	654	580	13%
Impairments and provisions	389	414	(6%)	35	86	(59%)
Total expenses	6,268	6,836	(8%)	2,995	3,300	(9%)

Income before income tax provision, minority interest, and discontinued operations	6,368	6,777	(6%)	3,219	3,615	(11%)

Income tax provision	(173)	(347)	(50%)	(91)	(205)	(56%)
Minority interest (preferred stock dividend of subsidiary)	(45)	(45)	-	(23)	(23)	-

Income from continuing operations	6,150	6,385	(4%)	3,105	3,387	(8%)

Discontinued operations	762	605	26%	424	782	(46%)

Net income	$6,912	$6,990	(1%)	$3,529	$4,169	(15%)

Basic weighted average shares outstanding	10,766	10,755		10,767	10,756

Basic and diluted earnings per share:
Income from continuing operations	$0.57	$0.59		$0.29	$0.32
Discontinued operations	0.07	0.06		0.04	0.07
Net income	$0.64	$0.65		$0.33	$0.39

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2008

REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME

REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.

The following reconciles net income to REIT taxable income:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)

Net income	$6,912	$6,990	$3,529	$4,169
Book/tax difference on depreciation	(30)	(25)	(15)	(14)
Book/tax difference on property sales	(762)	693	(424)	274
Book/tax difference on Retained Interests, net	148	568	(204)	275
Impairment losses	-	233	-	-
Dividend distribution from taxable REIT subsidiary	2,000	-	2,000	-
Book/tax difference on rent and related receivables	-	(1,152)	-	(1,391)
Book/tax difference on amortization and accretion	(140)	(147)	(93)	(73)
Asset valuation	16	(301)	(54)	1
Other book/tax differences, net	45	175	(23)	(89)
	8,189	7,034	4,716	3,152

Less: taxable REIT subsidiaries net income, net of tax	(278)	(566)	(146)	(322)
REIT taxable income	$7,911	$6,468	$4,570	$2,830

Distributions declared	$4,579	$6,456	$2,426	$3,230

Common shares outstanding	10,766	10,755	10,767	10,756

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE "FORWARD-LOOKING STATEMENTS" INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY "EXPECTS," "ANTICIPATES" OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY'S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.